LEASE AGREEMENT
                                    by and between


                                  A.L INDUSTRIER AS
                                     as LANDLORD

                                         and

                             APOTHEKERNES LABORATORIUM AS
                                      as TENANT


                            Dated as of:  October 3, 1994


                         PREMISES: Harbitzalleen 3, 5 and 5B
                                   0275 Oslo
                                   Norway







                                  TABLE OF CONTENTS


                                                                       Page

          1.   Demise of Premises . . . . . . . . . . . . . . . . . . .   1

          2.   Certain Definitions  . . . . . . . . . . . . . . . . . .   1

          3.   Title and Condition  . . . . . . . . . . . . . . . . . .   5

          4.   Use of Leased Premises; Quiet Enjoyment  . . . . . . . .   5

          5.   Term . . . . . . . . . . . . . . . . . . . . . . . . . .   6

          6.   Rent . . . . . . . . . . . . . . . . . . . . . . . . . .   8

          7.   Net Lease; Tenant's Payments . . . . . . . . . . . . . .  10

          8.   Payment of Impositions; Compliance with Law  . . . . . .  10

          9.   Liens; Recording and Title . . . . . . . . . . . . . . .  11

          10.  [INTENTIONALLY OMITTED]  . . . . . . . . . . . . . . . .  12

          11.  Maintenance and Repair . . . . . . . . . . . . . . . . .  12

          12.  Alterations  . . . . . . . . . . . . . . . . . . . . . .  13

          13.  Condemnation . . . . . . . . . . . . . . . . . . . . . .  14

          14.  Insurance  . . . . . . . . . . . . . . . . . . . . . . .  16

          15.  Restoration  . . . . . . . . . . . . . . . . . . . . . .  18

          16.  Assignment and Subletting  . . . . . . . . . . . . . . .  19

          17.  Permitted Contests . . . . . . . . . . . . . . . . . . .  20

          18.  Conditional Limitations; Default Provision . . . . . . .  21

          19.  Additional Rights of Landlord  . . . . . . . . . . . . .  24

          20.  Notices  . . . . . . . . . . . . . . . . . . . . . . . .  25

          21.  Estoppel Certificate . . . . . . . . . . . . . . . . . .  25

          22.  Surrender  . . . . . . . . . . . . . . . . . . . . . . .  25

          23.  No Merger of Title . . . . . . . . . . . . . . . . . . .  26




                                        - i -







          24.  Environmental  . . . . . . . . . . . . . . . . . . . . .  27

          25.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . .  27

          26.  Termination by Tenant  . . . . . . . . . . . . . . . . .  27

          27.  Indemnification  . . . . . . . . . . . . . . . . . . . .  27

          28.  Mortgage by Landlord . . . . . . . . . . . . . . . . . .  28

          29.  Partial Invalidity . . . . . . . . . . . . . . . . . . .  28

          30.  Parking Area . . . . . . . . . . . . . . . . . . . . . .  28









































                                        - ii -








               LEASE AGREEMENT, made as of this 3rd day of October, 1994, between A.L Industrier AS a Norwegian corporation ("Landlord"), with an address of Postboks 158 Soyen, N-0212 Oslo 2, Norway and Apothekernes Laboratorium AS, a corporation organized and existing under the laws of the Kingdom of Norway ("Tenant"), with an address of Postboks 158 Skoyen, N-212 Oslo 2, Norway.

                                   R E C I T A L S:

               A. A. L. Laboratories, Inc., and Apothekernes Laboratorium A.S are parties to a certain Restructuring Agreement dated as of May 16, 1994 (the "Restructuring Agreement").

               B. Pursuant to the transactions contemplated by the Restructuring Agreement, Landlord has agreed to lease to Tenant and Tenant has agreed to lease from Landlord the Leased Premises (as hereinafter defined) on the terms and conditions herein contained.

               In consideration of the rents and provisions herein stipu-lated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

               1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term or terms and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"): (i) the real property described in Exhibit "A"
          attached hereto and made a part hereof, together with all easements, rights and appurtenances thereunto belonging or pertaining (collectively, the "Land"); (ii) the buildings, structures and other improvements now constructed on the Land
          (collectively the "Building and Land Improvements") as more particularly described on Exhibit "B" attached hereto and all machinery and equipment installed therein or used therewith exclusive of Trade Fixtures (as hereinafter defined)(collectively, the "Building Equipment"). The Building Equipment does not include trade fixtures, production equipment, machinery and related tools and equipment used by Tenant in Tenant's business conducted from the Leased Premises (the "Trade Fixtures"). The Trade Fixtures are owned by Tenant and shall remain the property of Tenant during and after the term of this Lease.

               2.   Certain Definitions.

                    "Additional Rent" shall mean Additional Rent as defined in Paragraph 6(b).












                    "Adjoining Property" shall mean all sidewalks, curbs, gores and vault spaces adjoining any of the Leased Premises.

                    "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstruction, renewals or removals of and all substitutions or replacements for any of the Building and Land Improvements or Building Equipment, both interior and exterior, structural and nonstructural, and ordinary and extraordinary, including, without limitation, the construction of new or additional structures, buildings or other improvements.

                    "Award Notice" shall have the meaning ascribed to it in
          Section 13(c)

                    "Basic Rent" shall mean Basic Rent as defined in Paragraph 6(a).

                    "Basic Rent Payment Dates" shall mean the Basic Rent Payments Dates as defined in paragraph 6(a).

                    "Building Equipment" shall mean the Building Equipment as defined in Paragraph 1.

                    "Commencement" or Commencement Date" shall mean the Commencement Date as defined in Paragraph 5(a)

                    "Condemnation"   shall   mean   a   Taking   and/or   a
          Requisition.
                    "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

                    "Default Rate" shall mean the Default Rate as defined in Paragraph 6(c).

                    "Disputed Amount" shall have the meaning set forth in Paragraph 6(b).

                    "Dispute Notice" shall have the meaning set forth in Paragraph 6(b).

                    "Escrow" shall mean an escrow account to be established by Landlord and Tenant with an escrow agent reasonably acceptable to Landlord and Tenant into which shall be deposited the Net Proceeds or Net Award, as applicable, from a casualty event or Condemnation, for disbursement in accordance with the terms of the Lease and the agreement establishing the Escrow.

                    "Expense Notice" shall have the meaning set forth in Paragraph 6(b).










                    "Event of Default" shall mean an Event of Default as defined in Paragraph 18(a).

                    "Impositions" shall mean the Impositions as defined in Paragraph 8(a).

                    "Improvements"   shall  mean  the   Building  and  Land
          Improvements as defined in Paragraph 1.

                    "Land" shall mean the Land as defined in Paragraph 1.

                    "Landlord's Portion shall have the meaning ascribed to it in Section 13(a).

                    "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation or requirement, whether now existing or hereafter enacted even if unforeseen or extraordinary, of every duly constituted governmental authority, court, agency, or subdivision of any of the foregoing.

                    "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

                    "Legal Requirements" shall mean all present and future Laws, and all covenants, restrictions and conditions now or here-after of record which may be applicable to Landlord, Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

                    "Net Award" shall mean the entire award payable to Landlord by reason of a Condemnation, less any expenses incurred by Landlord in collecting such award.

                    "Net Proceeds" shall mean the entire proceeds of any insurance required under Paragraph 14(a), to the extent payable to Landlord, less any expenses incurred by Landlord in collecting such proceeds.

                    "Permitted Encumbrances" shall mean all covenants, restrictions, reservations, liens, conditions and easements presently of record with respect to the Land, which do not have a material adverse effect on the operation or use of the Leased Premises in connection with Tenant's business.

                    "Permitted Uses" shall have the meaning ascribed to it in Section 4(a).










                    "Person" shall mean individual, partnership, associa-tion, corporation or other entity.
                    "Reimbursement Cap" shall mean an amount of Norwegian Kronor equal to the sum amount of $2.5 million based on the exchange rate quoted by the Oslo Stock Exchange at 12:00 noon on the date hereof multiplied by a fraction the numerator of which is a generally recognized cost of living index published by the Government of Norway and having general applicability as a measure of the cost of living in Norway for the year in which the expiration or other termination of the Term occurs and the denominator of which shall be the same index for the month and year in which the Commencement Date occurs.

                    "Remaining Leased Premises" shall have the meaning ascribed to it in Section 13(c).

                    "Renewal Term" shall have the meaning given to it in Paragraph 5(b).

                    "Rent" shall mean Basic Rent and Additional Rent.

                    "Requisition" shall mean any temporary requisition or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

                    "Restructuring Agreement" shall have the meaning set forth in Recital Paragraph A.

                    "Restoration Sum" shall mean the Restoration Sum as defined in paragraph 13(c).

                    "Sale Agreement" shall have the meaning given to in Paragraph 3(d).

                    "State" shall mean the Kingdom of Norway.

                    "Taking" shall mean any taking of any of the Leased Premises in or by condemnation or other eminent domain proceed-ings pursuant to any Law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or by any other means, or any de facto condemnation.

                    "Tenant's Portion" shall have the meaning ascribed to it in Section 13(a).

                    "Term" shall mean the term as defined in Paragraph 5.











                    "Termination Date" shall mean the Termination Date as defined in Paragraph 5.

                    "Trade Fixtures"  shall have  the meaning set  forth in
          Section 1.

               3.   Title and Condition.

                    (a) Landlord hereby represents and warrants to Tenant that the Leased Premises are demised and let subject only to
          (i) the Permitted Encumbrances, (ii) any state of facts which an accurate survey and physical inspection of the Leased Premises would show, (iii) all Legal Requirements, it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired or terminated and (iv) the matters set forth on Schedule 3.5(c) to the Restructuring Agreement.

                    (b) Tenant hereby acknowledges that it is presently in possession of the Leased Premises and hereby accepts the same in their current, "as is" condition.

                    (c) Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including any rights and remedies existing under contract or applicable law and including all existing warranties relating to the construction of the Improvements on the Leased Premises; provided, however, that such assignment shall terminate and be of no further force or effect, and all the said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord without the requirement of any further action by the parties, upon the occurrence of an Event of Default resulting in termination of this Lease, such assignment shall cease.

               4.   Use of Leased Premises; Quiet Enjoyment.

                    (a) Landlord represents and warrants to Tenant that, to the best of Landlord's knowledge, use of the Leased Premises by Tenant for the uses and purposes presently conducted thereon by Tenant (the "Permitted Uses") does not violate any Legal Requirements existing at Commencement except as to violations the existence of which do not materially impair the continued use of the Leased Premises for the Permitted Uses and except as set forth on Schedule 3(c) of the Restructuring Agreement. Tenant shall not permit any unlawful occupation, business or trade to be conducted on any of the Leased Premises or any use to be made










          thereof contrary to any applicable Legal Requirement then in effect. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might reasonably be expected to (i) violate any certificate of occupancy affecting any of the Leased premises,
          (ii) make void or voidable any insurance then in force with respect to any of the Leased Premises, (iii) make it impossible to obtain fire or other insurance which Tenant is required to furnish hereunder, (iv) subject to the terms of Paragraph 12 hereof, cause material structural injury to any of the Improvements, or (v) constitute a public or private nuisance or waste.

                    (b) Landlord agrees that, upon Tenant's paying the Basic Rent, Additional Rent and other charges herein reserved, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, Tenant shall and may peaceably hold and enjoy the Leased Premises during the Term (as it may be extended), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord's interest in the Leased Premises.


               5.   Term.

                    (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for a term (the "Term") commencing on October 3, 1994 (the "Commencement Date") and ending on October 3, 2014.

                    (b) Subject to the following notice requirements, and provided that at the time of such notice Tenant is not then in default under the terms of this Lease, Tenant is hereby granted the further right (each a "Renewal Option") to renew the Term of this Lease for four (4) additional consecutive five (5) year terms (each a "Renewal Term"). The Basic Rent for each Renewal Term shall be the then prevailing fair rental value of the Leased Premises as determined in accordance with this Paragraph 5(b). Tenant shall exercise each Renewal Option, if at all, by written notice to Landlord not less than twelve (12) months prior to the expiration of the then current Term (a "Renewal Notice"). If Tenant shall fail to exercise one or more Renewal Options, such failure shall be deemed for all purposes of this Lease to be a waiver of all subsequent Renewal Options. All the terms and provisions of this Lease shall apply to each Renewal Term, except










          that: (i) Basic Rent for each year or portion thereof in a Renewal Term shall be equal to the then current Market Rate (as hereinafter defined); and (ii) Tenant shall have only the remaining, unexercised renewal options. In the event that Tenant timely exercises a Renewal Option, Landlord and Tenant each agree to execute an amendment to this Lease in a form reasonably acceptable to Tenant and Landlord reflecting the extension of the Term by the Renewal Term on the terms and conditions set forth in this Paragraph 5(b). If Tenant shall exercise a Renewal Option, on the fifteenth (15) business day after the receipt by Landlord of the Renewal Notice, Landlord and Tenant shall each submit to the other in writing each party's proposed rental rate structure to be applicable to the Renewal Term. Each of Landlord's and Tenant's proposed rental rate structure (the "Market Rate") shall address each of the following and shall reflect the current terms and conditions which each party believes would in good faith be proposed to third parties seeking comparable lease terms in accordance with local custom: (a) base rental rate; (b) all items of additional rent including, without limitation, the method of real estate tax and operating expense recovery; ( c ) indexed, fixed or stepped increases to lease rental; (d) cash allowance for tentative improvements; and (e) rental abatement. If the Market Rates proposed by the two parties differ by less than ten percent, then such difference shall be split equally between the two proposed rate structures, and the Market Rate for purposes of this Paragraph 5(b) shall be the average of the two proposals. If such difference exceeds ten percent, then Landlord and Tenant shall have thirty (30) days in which to negotiate in good faith in an effort to agree upon a Market Rate. If Landlord and Tenant are unable to agree on the Market Rate in such thirty
          (30) day period, then the Market Rate shall be determined in accordance with the following procedure:

                    I.   Not  later than  thirty  (30)  days following  the
          expiration of the above thirty (30) day period, Landlord and Tenant shall each appoint an independent real estate appraiser, who shall have at least ten (10) years of appraisal experience with respect to commercial and industrial rental properties similar in nature and location to the Leased Premises ("Landlord's Appraiser" and "Tenant's Appraiser", respectively). In the event that either Landlord or Tenant shall fail to appoint their respective appraisers within a period of ten (10) days after written notice and the other party to make such appointment, then the appraiser appointed by the party not in default hereunder shall appoint a second appraiser given the qualifications set forth above. Not later than fifteen (15) days after the appointment of the last to be appointed of Landlord's Appraiser and Tenant's Appraiser, Landlord's Appraiser and Tenant's Appraiser shall appoint a third appraiser, who shall have qualifications comparable to the Landlord's Appraiser and the Tenant's Appraiser (the "Referee"). In the event that










          Landlord's Appraiser and Tenant's Appraiser are unable to agree on the identity of the Referee within said fifteen (15) day period, such Referee shall be appointed by generally recognized commercial arbitration association of good repute, from its qualified panel of arbitrators, and shall be a person having the qualifications set forth above.

                    II. Each of the Referee, Landlord's Appraiser and Tenant's Appraiser shall promptly prepare its good faith estimate of the Market Rate. On the fifteenth (15) day after the appointment of the Referee, the Referee, Landlord's Appraiser and Tenant's Appraiser shall each simultaneously submit to Landlord and Tenant in sealed envelopes their respective opinions of Market Rate, together with such written data in support of said opinions as each respective appraiser shall deem appropriate. If all three opinions of Market Rate are within ten percent of one another, then the Market Rate for purposes of this Paragraph 5(b) shall be the average of the three opinions of Market Rate. If any one of the three opinions of Market Rate shall differ from the other two by ten percent or more, then such opinion shall be disregarded, and the Market Rate for purposes of this Paragraph 5(b) shall be the average of the remaining two opinions of Market Rate. If no two of the opinions of Market Rate are within ten percent of each other, then the Market Rate for purposes of this Paragraph 5(b) shall be the average of the two closest opinions. Each party shall pay the costs and expenses associated with the appraiser selected by such party and shall share equally the costs and expenses of the Referee.

               6.   Rent.

                    (a) Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the sum of one dollar ($1.00) ("Basic Rent"), commencing on the Commencement Date and continuing on the first and each subsequent anniversary of the Commencement Date thereafter during the Term (the said days being called the "Basic Rent Payment Dates"), and shall pay the same at Landlord's address set forth above, or at such other places or to such other Persons as Landlord from time to time may designate to Tenant in writing. In addition, Tenant shall pay as additional rent the amounts more particularly set forth below in Paragraph 6(b). Each payment of Rent (Basic or Additional) shall be made in Norwegian Kronor.

                    (b) In addition to Basic Rent, Impositions and all other items of additional rent hereunder, Tenant shall pay and discharge when the same shall become due, as additional rent, all expenses of ownership and operation of the Leased Premises other than expenses that would not be incurred if Tenant rather than Landlord owned the Leased Premises, together with all other amounts and obligations which Tenant assumes or agrees to pay or










          discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be lawfully added by the third party payee or collecting authority for nonpayment or late payment thereof (collectively "Additional Rent"). In the event of any  failure  by  Tenant  to  pay  or  discharge  any  of  the foregoing, Landlord shall have all rights, powers and remedies provided herein, by law or otherwise, in the event of nonpayment of Basic Rent. All payments of Additional Rent due hereunder shall, if not payable directly by Tenant to the party to which such amounts are owed, be due and payable not later than fifteen
          (15) days after receipt by Tenant of an itemized invoice therefor from Landlord documenting in reasonable detail the amount and nature of the expenses included therein (an "Expense Notice"). If Tenant shall dispute the nature or amount of any charges included on an Expense Notice and shall so notify Landlord in writing (a "Dispute Notice") prior to the expiration of fifteen
          (15) days after receipt of such Expense Notice, then Tenant shall pay the amount not in dispute as required hereby and the amount so disputed (the "Disputed Amount") shall not become due and payable until such dispute has been resolved; provided, however, if the Disputed Amount shall include amounts attributable to Impositions, Tenant shall pay the portion of the Disputed Amount allocable to Impositions with all undisputed amounts but shall for all purposes hereof be deemed to have reserved all rights to continue to dispute the payment thereof, and, if such dispute is resolved in favor of Tenant, Tenant shall be entitled to receive from Landlord a refund of any Disputed Amount so paid. If Landlord and Tenant cannot or do not reach agreement as to the payment of the Disputed Amount within fifteen (15) days after receipt by Landlord of a Dispute Notice, then either party hereto may submit the matter to binding arbitration pursuant to Chapter 32 of the Norwegian Civil Procedure Act. The costs and expenses of any arbitrator or arbitrators so engaged shall be shared equally by the parties; provided, however, that each party shall be responsible for the payment of all professional fees and expenses incurred by such party in connection with any such arbitration. The amount, if any, required to be paid by Tenant to Landlord as a result of such arbitration shall be paid to Landlord, with interest at the Default Rate from the date which is fifteen (15) days after receipt of the Expense Notice not later than fifteen (15) days after the decision is rendered in the arbitration.

                    (c) In the event of and from and after the date of occurrence of any Event of Default in the payment of any sum payable hereunder by Tenant as Rent and until such Event of Default is fully cured, Tenant shall pay to Landlord, within ten
          (10) days following demand by Landlord, as Additional Rent, interest on the principal amount of the unpaid sums at the rate (the "Default Rate") which is equal to one-month LIBOR plus two percent (2%) on the following sums until paid in full: (i) all










          overdue installments of Basic Rent from the respective due dates thereof, (ii) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (iii) on all other overdue amounts of Additional Rent from the date Landlord demands payment. If, at any time, any sum paid or payable by Tenant to Landlord under any provision of this Lease exceeds the maximum amount permitted by applicable law, such sum shall be immediately and automatically reduced to the maximum amount permitted by applicable law and any sum paid in excess of such maximum amount shall, as of the date of such payment, be automatically credited to the advance payment of Basic Rent next becoming due and otherwise unpaid.

                    (d) In the event of termination of this Lease as to the entire Leased Premises pursuant to paragraph 13(a) or 14(c) of this Lease, Tenant's obligation to pay rent or any other sum payable under this Lease by Tenant shall terminate on the effective date as such termination.

               7.   Net Lease; Tenant's Payments.

                    (a) This is a net lease and Basic Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduc-tion, reduction or defense (collectively, a "Set-Off"), except as expressly set forth in Paragraph 6(b) hereof. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agree-ments, that Basic Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

                    (b) Each and every payment and expenditure due from Tenant under this Lease, other than Basic Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Basic Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant for all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant's sole cost and expense.












               8.   Payment of Impositions; Compliance with Law.

                    (a) Subject to the provisions of Paragraph 17 hereof (relating to contests), Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes of every kind and nature (including real and personal property, income, franchise, withholding, capital gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, all charges for utility and communication services relating to any of the Leased Premises, and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, to the extent imposed upon or assessed against for periods of time during the Term (collectively, the "Impositions"). Tenant shall not be required to pay any Imposition assessed specially on the Leased Premises as the result of non-compliance by Landlord or the Leased Premises at or prior to Commencement with Legal Requirements existing at Commencement.

                    Nothing herein shall obligate Tenant to pay federal, state or local (i) franchise, capital stock or similar taxes, if any, of Landlord, (ii) income, excess profits or other taxes, if any, of Landlord, determined on the basis of its net income,
          (iii) any estate, inheritance, succession, gift or similar tax, or (iv) any capital gains tax imposed on Landlord by the State in connection with the sale of the Leased Premises to any Person other than Tenant or Tenant's designee or any capital gains tax. In the event that any assessment against any of the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; provided that all installments of any such assessment relating to a period of time during the Term shall be paid by Tenant in full prior to the expiration of the Term by lapse of time or otherwise. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord, within fifteen (15) days of receipt thereof, copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority and, within thirty (30) days after the end of each calendar year of the Term, receipts for payments of all Impositions made during such year.

                    (b) Tenant shall promptly comply with and conform to all of the Legal Requirements, subject to the provisions of Paragraph 17 hereof. Tenant shall not be required to correct any condition of or on the Leased Premises which existed at
          Commencement and represented at Commencement a violation or noncompliance by Landlord or the Leased Premises of or with any Legal Requirement existing at Commencement.










               9.   Liens; Recording and Title.

                    (a) Subject to the provisions of Paragraph 17 hereof relating to contests, Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge or remove, any lien on any of the Leased Premises or Basic Rent, Additional Rent or any other sums payable by Tenant under this Lease, other than any Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission of Landlord before or after Commencement. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS, OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. Landlord hereby represents and warrants to Tenant that no such liens or claims for lien exist as of the Commencement Date.

                    (b) If requested by Landlord or Tenant the other party shall, at the expense of the requesting party, execute, deliver and, when appropriate, record, file or register from time to time all such instruments as may be required by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises and shall, at Tenant's expense, cause this Lease, or a memorandum of this Lease, and any supplement hereto or to such other instrument, if any, as may be appropriate, to be recorded, filed or registered and re-recorded, refiled or re-registered in such manner and in such places as may be required by any present or future Law in order to publish notices and protect the validity or priority of this Lease.

                    (c) Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or lien in or upon the estate of Landlord, subject to this Lease, in any of the Leased Premises.

               10.  [INTENTIONALLY OMITTED]

               11.  Maintenance and Repair.

                    (a)  Tenant  shall  at  all times  maintain  the Leased
          Premises and, to the extent required by applicable Legal Requirements, the Adjoining Property, in substantially the same condition of repair and appearance existing at Commencement and in compliance in all material respects with all Legal Requirements now or hereafter enacted, except for ordinary wear










          and tear and damage by fire or other casualty. Tenant's obligations under this Paragraph 11 shall include, but not be limited to, maintaining and repairing the following: (i) the roof and all structural elements of the Improvements; (ii) all heating, air-conditioning and ventilating equipment and systems, and all utility conduits, fixtures and equipment; (iii) all interior and exterior walls and surfaces; (iv) all floors and ceilings; (v) all signs; (vi) all glass, windows and doors and
          (vii) all landscaping, roadways, parking or other exterior improvements to the Land (including ice and snow removal). Tenant shall do or cause others to do all shoring of the Leased Premises or Adjoining Property or of foundations and walls of the Improvements and every other act necessary or appropriate for the preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Leased Premises or Adjoining Property; provided, however, that with respect to Adjoining Property, Tenant shall take such actions only to the extent, Landlord shall, by any Legal Requirement, be required to take such action or be liable for failure to do so. Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, unless such maintenance or Alteration shall represent repair or correction of conditions existing at Commencement which were not in compliance with the representation and warranty contained in paragraph 4(a). Any Alteration made by Tenant pursuant to this Subparagraph (a) or pursuant to Subparagraph (b) of this Paragraph 11 shall be made in conformity with the provisions of Paragraph 12.

                    (b)  In  the event that any Improvement, constructed by
          Tenant after Commencement shall encroach upon any property, street or right-of-way adjoining any of the Leased Premises or upon any Adjoining Property, shall violate the provisions of any restrictive covenant affecting any of the Leased Premises, shall hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject, or shall impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (ii) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

                    (c) Landlord shall have the right (but no obligation), upon notice to Tenant (or without notice in case of emergency), to enter upon any of the Leased Premises for the purpose of making any Alterations which may be necessary by reason of










          Tenant's failure  to comply  with any provision  of subparagraphs
          (a) and (b) of this Paragraph 11. Promptly thereafter, Landlord shall notify Tenant of such entry (if occurring in an emergency without prior notice) and shall specify the cost thereof. Except in case of emergency, the right of entry shall be exercised at reasonable times and at reasonable hours. The cost of any such entry, together with the cost of all such Alterations, shall be Additional Rent; and Tenant shall pay the same to Landlord within ten (10) days following written demand, therefor by Landlord, which shall be accompanied by an itemized statement of such costs. If not paid by Tenant within ten (10) days after proper demand by Landlord, any sums payable under this paragraph 11(c) shall thereafter be subject to payment by Tenant of interest thereon at the Default Rate.

               12.  Alterations.     Provided  no  default  by  Tenant  has
          occurred and is continuing hereunder, and subject to the limitations hereinafter set forth, Tenant shall have the right to
          (a) make any Alterations or (b) construct upon the Land any addi-tional Improvements, without requirement of any consent or approval of Landlord, such right to be exercised only in a manner consistent with the reasonable and prudent business judgment customarily exercised by owners of properties similar in nature and use to the Leased Premises. Tenant agrees that (i) all such Alterations shall be reasonably related to the conduct of
          Tenant's business on the Leased Premises and construction or installations shall be performed in a good and workmanlike manner, (ii) all such Alterations, construction and installations shall be expeditiously completed in compliance with all Legal Requirements, (iii) all work done in connection with any such Alteration, construction or installation shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (iv) prior to commencement of any such work, Tenant shall give Landlord not less than twenty (20) days' prior written notice to permit Landlord to file notices of non-responsibility, and Tenant shall not commence any work until such notices of non-responsibility have been filed, (v) Tenant shall promptly pay all costs and expenses of any such Alteration, construction or installation and shall discharge or remove all liens filed against any of the Leased Premises arising out of the same, (vi) Tenant shall procure (with joinder in any application by Landlord, if necessary) and pay for all permits and licenses required in connection with any such Alteration, construction or installation, (vii) all such Alterations, construction and installations shall be the separate property of Tenant during the Term; and (viii) Tenant shall give Landlord not less than seventy-five (75) days written notice prior to the commencement of the demolition or removal of Improvements located upon the Leased Premises as of the Commencement Date and having a value in excess of 10% of the value of the Improvements then located on the Leased Premises.










               13.  Condemnation.

                    (a) Immediately upon Landlord or Tenant receiving or acquiring a Condemnation Notice, Landlord or Tenant shall notify the other party thereof. Landlord, at Landlord's expense, shall be entitled to participate in any Condemnation proceeding and/or negotiations under threat thereof and to contest the Condemnation and/or the amount of the award therefor. Subject to the provisions of this Paragraph 13, Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, to the extent the same shall be paid or payable for Tenant's leasehold interest in the Land and any Improvements and Building Equipment owned by Landlord and existing thereon as of the Commencement Date (the "Landlord's Portion); provided, however, Landlord hereby irrevocably assigns to Tenant any award or payment to which Landlord is or may be entitled by reason of any Condemnation to the extent the same is paid or payable for Landlord's interest in any Alterations (the "Tenant's Portion"). Nothing in this Lease shall impair Tenant's right to any award or payment on account of any Alterations or of Tenant's trade equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor, and (ii) such claim does not otherwise reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Land.

                    (b) The entire Net Award for such Condemnation shall be deposited into the Escrow and shall be disbursed therefrom as set forth in Paragraph 13(c) hereof.

                    (c) If any portion of the Improvements, including Building Equipment, or any appurtenance to the Leased Premises is taken in Condemnation which Tenant, in Tenant's reasonable discretion and taking into account the uses and purposes for which the Leased Premises have been demised and let, considers necessary to performance of its business operations at the Leased Premises, then Tenant may elect to: (i) apply the Net Award for restoration and replacement of the remaining portion of the Leased Premises affected by such Condemnation (the "Remaining Leased Premises"); or (ii) to terminate this Lease. Tenant shall provide written notice of such election to Landlord not later than one hundred eighty (180) days after the date on which Tenant shall have received the Condemnation Notice, but in any event, no later than the date which is sixty days prior to the date on which possession of the Leased Premises or portion thereof is required to be turned over to the condemning authority. In the absence of such notice, Tenant shall be deemed to have elected to terminate this Lease pursuant to clause (ii) above. If Tenant elects to repair or restore the Remaining Leased Premises,










          restoration of the Remaining Leased Premises shall be performed under Paragraph 15 of this Lease. Tenant may elect to restore less than all of the Remaining Leased Premises. In the event that Tenant shall elect to terminate this Lease, then such termination shall be effective on the effective date of the Condemnation as though the Term had expired on such date. In any such event, Tenant shall submit a proposed division of the Net Award setting forth: (i) the amount to be applied to restoration of the Leased Premises under this Paragraph 13(c) (the "Restoration Sum") if Tenant shall have elected to apply the Net Award to repair and restoration of the Remaining Leased Premises; or, (ii) the proposed allocation of the Net Award between the Landlord's Portion and the Tenant's Portion if Tenant shall have elected to terminate this Lease (the "Award Notice"). Landlord shall have thirty (30) days following receipt of the Award Notice to accept or reject the same and to provide Tenant with written notice of Landlord's decision. If Landlord rejects the Award Notice, Landlord may require that determination of the Restoration Sum or the allocation of the Net Award between the Landlord's Portion and the Tenant's Portion (the "Award Allocation"), as he case may be, be submitted to binding arbitration under Paragraph 13(d). In the absence of such written rejection timely given, the Net Award shall be disbursed from the Escrow in accordance with the Award Notice.

                    (d) If Landlord gives Tenant notice of election of arbitration as permitted under to paragraph 13(c), Tenant and Landlord shall each select an independent real estate appraiser who is duly licensed to perform such appraisals in the State and has at least ten(10) years experience in performing appraisals of industrial plant real property of the nature of the Leased Premises. The appraisers shall agree to a Restoration Sum or Award Allocation, as the case may be, and submit same in writing to Landlord and Tenant within forty-five (45) days following their appointment. If the two (2) appraisers cannot agree, their separate determination shall be averaged and shall be deemed to represent their decision. If Landlord and Tenant both accept the decision of the two (2) appraisers, the Restoration Sum or Award Allocation, as the case may be, shall be the amount so determined. If either Landlord or Tenant rejects the decision of the two (2) appraisers, the two (2) appraisers shall jointly select a third appraiser who is qualified hereunder within ten
          (10) days following notice of rejection. The third appraiser shall submit a proposed Restoration Sum or Award Allocation, as the case may be, within thirty (30) days following appointment. So long as the third appraiser's proposed Restoration Sum or Award Allocation, as the case may be, is neither less than 80% of, nor more than 120% of the original two (2) appraisers' decision (whether determined by their agreement or by averaging), it shall be final and binding on Landlord and Tenant. If the third appraiser's proposed Restoration Sum or Award Allocation,










          as the case may be, is less than 80% of the previous appraisers' decision, it shall be increased to equal 80% of said amount, and if it is more than 120% of the previous appraisers' decision, it shall be decreased to equal 120% of said amount and shall thereafter be final and binding on Landlord and Tenant. In the event Tenant elects to apply the Net Award for restoration and replacement of the remaining portion of the Leased Premises, any Net Award not paid out by Tenant to third parties in connection with such restoration shall be paid to Landlord to the extent of the Landlord's Portion (as determined by the procedure set forth above) with any remaining balance to be retained by Tenant.

               14.  Insurance.

                    (a) Tenant, at its sole cost and expense, shall obtain, maintain and keep in full force and effect "all risks" property insurance (including flood and earthquake coverage) which shall insure the Improvements against physical damage or destruction in the form from time to time in general use in the State. Said policy or policies shall insure the Improvements and Building Equipment on a replacement cost basis for their full insurable value. All such policies shall name Landlord as an insured and shall include an undertaking by the insurer to notify Landlord and Tenant in writing not less than thirty (30) days prior to any material change, cancellation or other termination thereof. Such policy shall contain a deductible in an amount determined by Tenant in Tenant's sole discretion. Any deductible will be for the account of Tenant.

                    (b) Tenant, at its sole cost and expense, shall also obtain, maintain and keep in full force and effect the following insurance:

                         (i) "All risk" property insurance including flood and earthquake coverage against physical damage or destruction upon property of every description and kind owned by Tenant or owned by third parties and in the custody of Tenant and located at the Leased Premises.

                         (ii) Comprehensive general liability insurance coverage to include personal injury, bodily injury, broad form property damage, operations hazard, owner's protective coverage, blanket contractual liability, products and completed operations liability, naming Landlord as an additional insured, in an amount per occurrence of not less than what is customary in Norway for properties similar to the Leased Premises and business similar to the business of Tenant conducted thereon combined single limit bodily injury and property damage.

                    (c) In the event of any casualty resulting in damage to any of the Improvements and/or Building Equipment, Tenant










          shall take all steps reasonably required to recover any claims available under applicable insurance, and the Net Proceeds attributable thereto shall be deposited into the Escrow. If Tenant, in Tenant's reasonable discretion and taking into account the uses and purposes for which the Leased Premises have been demised and let, considers the damaged Improvements and/or Building Equipment necessary to performance of its business operations at the Leased Premises, and if Tenant shall decide, in Tenant's reasonable discretion, that such damaged Improvements and/or Building Equipment cannot be completely restored within the time period necessary for resumption of use of said Improvements in Tenant's business operations, then Tenant may elect to terminate this Lease. In the event of such election by Tenant, to the extent permitted by applicable Norwegian law, the Net Proceeds for damage attributable to Alterations and other property or equipment owned by Tenant shall be disbursed from the Escrow to Tenant, and the portion of such Net Proceeds attributable to Improvements and Building Equipment existing on the Land as of the Commencement Date shall be disbursed from the Escrow to Landlord. In the event that Landlord and Tenant cannot agree upon the division of such Net Proceeds, either party may require that the determination be submitted to binding arbitration in accordance with the procedure set forth under Paragraph 13(d).

                    (d) In the event of any casualty resulting in damage to any of the Improvements and/or Building Equipment, and provided that Tenant does not elect to terminate this Lease pursuant to Paragraph 14(c) hereof, the Term shall continue and Tenant shall promptly after such casualty, as required in Paragraph 11(a), commence and diligently continue to restore the Improvements and Building Equipment as nearly as possible to the condition and character required by Tenant in connection with the operation of its business, in accordance with the provisions of Paragraphs 12 and 15. Tenant shall give written notice to Landlord of Tenant's election under Paragraph 14(c) hereof within ninety (90) days after the date of any such casualty and in the absence of such written notice, Tenant shall be deemed to have elected to terminate this Lease.

                    (e) Landlord and Tenant each hereby release the other from any and all liability or responsibility for any direct or consequential loss, injury or damage to the Leased Premises, or its contents, caused by fire or any other casualty, during the Term, even if such fire or other casualty may have been caused by the negligence (but not the gross negligence of willful act) of the other party or one for whom such party may be responsible. Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), Tenant hereby agrees, if required by the policies of fire and other property insurance










          required to be maintained by Tenant pursuant hereto, to give written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.

                    (f) If Tenant shall elect to terminate this Lease in the event of damage by fire or other casualty, then Tenant shall, prior to the effective date of such termination, place the damaged portion of the Leased Premises in a reasonably safe and secure condition.

               15.  Restoration.

                    In the event that Net Proceeds or a Net Award (including, for purposes of this paragraph, any portion thereof representing a Restoration Sum) are applied by Tenant for the restoration of any of the Land, Improvements or Building Equipment, Tenant shall disburse such Net Proceeds or Net Award as follows. Disbursements shall be made from time to time in accordance with such terms and procedures as Tenant shall reasonably require and upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts and plans and specifications, (B) waivers of liens, and (C) contractors' and subcontractors' sworn statements as to completed work for which payment is requested.

               16. Assignment and Subletting. So long as no default by Tenant has occurred and is continuing, Tenant may assign this Lease or sublet all or any of the Leased Premises at any time to any other party without the prior written consent of Landlord but subject to all other terms and provisions of this Lease. No assignment or sublease shall impose any additional obligations on Landlord under this Lease. Within ten (10) days after the execution and delivery of any such sublease, Tenant shall deliver an original counterpart thereof to Landlord. Upon the occurrence and during the continuance of an Event of Default under this Lease, Landlord shall have the right immediately or at any time thereafter to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default. (Tenant hereby agrees to execute any document (including without limitation an assignment or waiver) required to effect the assignment granted by Tenant to Landlord in the foregoing sentence.) It shall be a condition of the validity of any assignment or subletting that the assignee or sublessee agrees directly with Landlord, in form reasonably satisfactory to










          Landlord, to be bound by all the obligations of the Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided for under the Lease, but neither such assignment or subletting nor the agreement of said assignee or subtenant shall relieve the Tenant named herein of any of the obligations of the tenant hereunder, and Tenant shall remain fully and primarily liable therefor. No assignment, subletting or use of the Leased Premises by any third party shall permit any Alteration which is not otherwise permitted pursuant to Paragraph 12 of this Lease. Notwithstanding the foregoing:
          (i) any assignment of this Lease first made, first taking effect, or, to the extent continuing after the expiration of the Initial Term, shall be permitted without the consent of Landlord only if same is in connection with a sale of the portion of the business of Tenant conducted from the Leased Premises; (ii) any subletting of the Leased Premises shall terminate at the end of the Initial Term unless such subletting is made in connection with a sale of the portion of the business of Tenant conducted from the Leased Premises; and (iii) after the Initial Term, no subletting shall be permitted except in connection with a sale of the portion of the business of Tenant conducted from the Leased Premises, provided that Tenant shall be permitted to sublet up to twenty five percent (25%) of the Leased Premises so long as Tenant continues to use the remaining seventy five percent (75%) of the Leased Premises for the Permitted Uses. Any profit received by Tenant, determined after taking into account all costs and expenses incurred by Tenant in connection therewith, as a result of any such assignment or subletting shall be retained by Tenant, unless, as a result of any such assignment or subletting Tenant no longer occupies any material portion of the Leased Premises, and the use then being made of the Leased Premises by the sublessee or assignee is not reasonably related to the business previously conducted from the Leased Premises by Tenant.

                    17. Permitted Contests. In instances where payment, compliance or performance is otherwise the obligation of Tenant under this Lease, Tenant shall not be required to (i) pay any Imposition, (ii) comply with any Legal Requirement,
          (iii) discharge or remove any lien referred to in Paragraph 9 or 12, (iv) take any action with respect to any encroachment, viola-tion, hindrance, obstruction or impairment referred to in Paragraph 11(b), or (v) comply with a provision of an insurance policy carried hereunder or a requirement of an insurer there-under, so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby or the extent of its or Landlord's liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (i) the collection of, or other realization upon, the Imposition, lien or claim so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises, any Basic Rent or any Additional Rent to










          satisfy the same or to pay any damages caused by the violation of any such Legal Requirement or by any such encroachment, viola-tion, hindrance, obstruction or impairment, (iii) any interfer-ence with the use or occupancy of any of the Leased Premises,
          (iv) any interference with the payment of any Basic Rent or any Additional Rent, and (v) the cancellation or modification of any fire or other insurance policy, or any restriction on its full enforceability by Tenant or Landlord in accordance with its terms or on the right to collect the proceeds thereof. While any proceedings which comply with the requirements of this Paragraph 17 are pending, Landlord shall not have the right to pay, remove or cause to be discharged the Imposition, lien or claim thereby being contested. Tenant further agrees that each such contest shall be promptly and diligently prosecuted to a final conclu-sion, except that Tenant shall, so long as the conditions of this Paragraph 17 are at all times complied with, have the right to attempt to settle or compromise such contest through negotia-tions. Tenant shall pay, and save Landlord harmless against, any and all losses, judgments, decrees and costs (including, without limitation all reasonable attorneys' fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts, the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

               18.  Conditional Limitations; Default Provision.

                    (a) The occurrence of any one or more of the following shall constitute an Event of Default under this Lease: (i) a failure by Tenant to make when due any payment of Basic Rent, Additional Rent or other sum herein required to be paid by Tenant which failure shall continue for ten (10) days after written demand for such payment by Landlord; or (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof which failure, violation or breach shall continue for thirty (30) or more days after written and specific demand for its cure is made by Landlord to Tenant unless Tenant shall have commenced the cure of such failure, violation or breach and shall be diligently pursuing the same to completion, or (iii) Tenant vacates or abandons the Leased Premises and such vacation or abandonment shall continue for a period of thirty
          (30) days after notice by Landlord to Tenant.

                    (b) If an Event of Default shall have occurred, Landlord shall have the right at its option, then or at any time











          thereafter to do any one or more of the following without further demand upon or notice to Tenant:

                         (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice, which date shall not be less than sixty
                    (60) days following such notice. Upon the date therein specified, the Term, the estate hereby granted and all rights of Tenant hereunder, shall expire and terminate as if such date were the date hereinbefore fixed for the expiration of the Term. Nevertheless, Tenant shall be and remain liable for all of its obligations under this Lease, including its liability for Rent, as hereinafter provided.

                        (ii) Landlord may, whether or not the Term of this Lease shall have been terminated pursuant to clause (i) above, (A) give Tenant notice to surrender any of the Leased Premises to Landlord on a date specified in such notice, which date shall not be less than sixty (60) days following the giving of such notice, at which time Tenant shall surrender and deliver possession of the Leased Premises or the specified portion thereof to Landlord, or (B) reenter and repossess any of the Leased Premises, with legal process, or without legal process upon ninety (90) days notice to Tenant, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or any time after taking possession of any of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. No such notice or demand to Tenant to surrender or deliver possession of the Leased Premises or entry or repossession shall be construed as an election by Landlord to terminate this Lease unless Landlord gives a written notice of such intention to Tenant pursuant to clause (i) above.

                       (iii) Whether or not this Lease shall have been terminated pursuant to clause (i) above or Landlord shall have taken possession of the Leased Premises pursuant to clause (ii) above, Landlord shall have the right (but shall be under no obligation) (A) to reenter the Leased Premises at any time and from time to time and/or (B) to relet any of the Leased Premises to such tenant or tenants, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term), for such rent, on such conditions and for such uses as Landlord,










                    in its absolute discretion, may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Any rents received by Landlord, less Landlord's costs of reletting, shall be credited to Tenant's Rent liability under this Lease. Landlord shall have any and all duties to mitigate damages provided by any applicable law. Landlord shall not otherwise be responsible or liable for any failure to relet the Leased Premises or any part thereof or for any failure to collect any rent due upon any such reletting. Landlord may make such Alterations as Landlord, in its sole discretion, may deem advisable. Such Alterations shall be made at Landlord's expense unless Landlord is otherwise permitted to make them under paragraph 11(c) hereof. Landlord may appoint a receiver to protect Landlord's interest under this Lease and may eject some, all or no persons from the Leased Premises. Landlord shall be entitled to receive and retain all rents, profits and income from the use, operation or occupance of any of the Leased Premises.

                         (iv) Landlord at its option  may, but shall not be
                    obligated to, without waiving any default, make any payment required of Tenant herein or comply with any agreement, term, covenant or condition required hereby to be performed by Tenant. The amount so paid, together with interest at the Default Rate from the date of such payment by Landlord, shall be for the account and at the expense of Tenant, and shall be due and payable by Tenant to Landlord as Additional Rent five (5) days after notice by Landlord to Tenant.

                        (v) Landlord may exercise any other right or remedy now or hereafter existing by Law or in equity.

                        (vi) If an Event of Default has occurred and Landlord has exercised its right under this Section 18, Tenant hereby consents to eviction without a court decision in accordance wit the Enforcement Act, Section 13-2, 3rd sentence, litera a) and b). Tenant may not submit a counterclaim to the Landlord or make reduced payments, unless the counterclaim is approved by the Landlord.

                    (c) This Lease shall continue in full force and effect, all of Tenant's liabilities and obligations hereunder shall continue and Landlord may enforce all of its rights and remedies hereunder, including the right to receive Rent and all other sums payable to Landlord hereunder, unless this Lease shall terminate or be terminated pursuant to Paragraph 13, 14 or 5, whether or not (i) Tenant shall have abandoned the Leased










          Premises, (ii) Landlord shall have exercised any rights or remedies hereunder, including the right to make Alterations pursuant to Paragraph 11(c) hereof, or (iii) a receiver is appointed to protect Landlord's interest under this Lease.

                    No expiration or termination of this Lease pursuant to Paragraph 18(b)(i) or any other provision of this Lease, by operation of law or otherwise, before the Termination Date provided in Paragraph 5 or, if applicable, the date of any termination occurring under Paragraphs 13 or 14, no repossession of any of the Leased Premises pursuant to Paragraph 18(b)(ii) or otherwise (unless Landlord shall occupy the Leased Premises or any portion thereof for use by Landlord or any affiliate of Landlord for its own business purposes), nor any reletting of any of the Leased Premises pursuant to Paragraph 18(b)(iii) shall relieve Tenant of any of its liabilities for Rent (except to the extent that Tenant is entitled to receive credit for net rents received by Landlord resulting from reletting of any portion of the Leased Premises), all of which shall survive such expiration, termination, repossession or reletting.

                    (d) With respect to any remedy or proceeding of Landlord hereunder, Tenant and Landlord waive (i) any right to a trial by jury.

               19.  Additional Rights of Landlord

                    (a) No right or remedy conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by Law or in equity. Upon the occur-rence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder, whether as agent for Tenant or otherwise; and the cost thereof shall be Additional Rent hereunder and shall be paid by Tenant to Landlord, together with interest thereon at the Default Rate from the Date payment of such cost is demanded by Landlord, until it shall be fully paid by Tenant. Tenant acknowledges that time is of the essence in the performance of its obligations under this Lease. No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease, or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any Basic or Additional Rent or other sum due hereunder with knowledge of the breach of any provision contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in a writing signed by Landlord. In addition to the other remedies provided in this Lease, Landlord shall be enti-










          tled, to the extent permitted by applicable Law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease. Tenant shall likewise have recourse, to the extent permitted by applicable law, to injunctive relief and specific performance, in the event of violation, or attempted or threatened violation, of any of the provisions of this Lease by Landlord.

                    (b) In the event of any litigation commenced by Landlord or Tenant for enforcement of or damages for breach of any term, covenant, provision or obligation of this Lease, the prevailing party shall be entitled to receive reimbursement from the other party of all costs and expenses incurred in such proceedings by the prevailing party, including reasonable attorneys fees and expenses.

                    (c) If Landlord shall be made a party to any litigation commenced by any third party and pertaining to any obligation assumed or to be performed by Tenant under this Lease and not performed by Tenant as required hereunder, Tenant shall pay all costs, including, without limitation, all reasonable attorney's fees and expenses, incurred or paid by Landlord in connection with such litigation.

                    (d) Except for breaches of the representation and warranty set forth in Paragraph 3(a) hereof, with respect to which Tenant hereby reserves all remedies it may have hereunder, at law, or in equity, Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord's assets other than Landlord's interest in the Leased Premises, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor, holder of Landlord's interest hereunder, nor any beneficiary of any trust of which any person from time to time holding Landlord's interest is trustee, nor any such trustee, shall ever be personally liable for any such liability.

               20. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communica-tions (other than payments of Rent) required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given for all purposes when given in accordance with the provisions of Section 7.1 of the Restructuring Agreement.

               21. Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than twenty (20) days' prior written request by Landlord, execute, acknowledge and deliver to Landlord a statement in writing, executed by a general partner of










          Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications, (ii) the dates to which Basic Rent, Additional Rent and all other sums payable hereunder have been paid, (iii) that, to the actual knowledge of the signer of such certificate, no default by either Landlord or Tenant exists hereunder or specifying each such default of which the signer may have actual knowledge. It is intended that any such statements by Tenant may be relied upon by Landlord, any prospective purchaser from Landlord of the Leased Premises and any prospective lender to Landlord whose loan is intended to be secured by the Leased Premises or Landlord's rights under this Lease, but only if such Persons other than Landlord are specifically identified to Tenant upon request by Landlord for the estoppel certificate. Any certificate required under this Paragraph 21 shall (i) state briefly the nature and scope of the examination or investigation upon which the statements contained in such certificate are based, which nature and scope shall be reasonably satisfactory to Landlord, and (ii) certify to the correctness of the statements contained therein.

               22.  Surrender.

                    (a)  Upon the expiration or earlier termination of this
          Lease, Tenant shall peaceably leave and surrender the Leased Premises (except for any portion thereof with respect to which this Lease has previously terminated) to Landlord in substantially the same condition in which the Leased Premises were originally received from Landlord at the Commencement except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, except for ordinary wear and tear and for any damage by fire or other casualty which Tenant is not required by the provisions of this Lease to repair or restore and except for the removal of Trade Fixtures and other property of Tenant as hereinafter provided. Tenant shall remove from the Leased Premises on or prior to such expiration or earlier termination all Trade Fixtures and Building Equipment and other property which is owned by Tenant or third parties other than Landlord and Tenant, and Tenant, at its expense, shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal. Property not so removed shall, at the option of Landlord, become the property of Landlord. Landlord may thereafter cause such property to be removed from the Leased Premises subject to the provisions of any agreement made in writing between Landlord and any third party having an interest in such property; and the cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be borne by Tenant.











                    (b)     Upon  surrender  of  the   Leased  Premises  in
          accordance   with  the  provisions  of  Paragraph  22(a)  hereof,
          Landlord shall pay to Tenant the then book value of all Alterations made by Tenant during the Term or any Renewal Term as reflected in Tenant's books calculated in accordance with United States generally accepted accounting principles consistently applied. Notwithstanding the foregoing, Landlord shall not be required to reimburse Tenant for the book value of any Alterations made by Tenant during the final five (5)years of the Term the book value of which at the expiration of the Term shall exceed the Reimbursement Cap. Further, Landlord's obligation to reimburse Tenant for the then book value of Alterations constructed by Tenant during the final five (5) years of the Term shall, with respect to alterations constructed in any single year in such five year period, be limited to one-fifth of the Reimbursement Cap. Landlord's obligations under this Paragraph 22(b) shall not apply with respect to Alterations constructed by Tenant the cost of which was paid for out of Net Awards or Net Proceeds pursuant to Sections 13 and 15 hereof, to the extent such Net Awards or Net Proceeds would have been payable to Landlord had Tenant elected to terminate this Lease pursuant to either of such Sections and (ii) Alterations relating to Trade Fixtures.

               23. No Merger of Title. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created by this Lease or any part thereof or interest therein or any interest of Tenant in this Lease, and (b) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership; and no such merger shall occur unless and until all Persons having any interest in (i) this Lease as Tenant or the leasehold estate created by this Lease, and
          (ii) this Lease as Landlord or the fee estate in or ownership of the Leased Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

               24. Environmental. The provisions of Section 7.2(b)(v) of the Restructuring Agreement are incorporated herein by this reference with respect to the Leased Premises.

               25. Miscellaneous. The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not a part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease. As used in this Lease, the singular shall include the plural as the context requires. In the event any one or more of the provisions contained in this Lease shall for any reason be held to be










          invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Lease shall be governed and con-strued according to the Laws of the State. Any dispute arising out of or in connection with this Agreement and/or any agreement arising out of this Agreement shall, if no amicable settlement can be reached through negotiations, be finally settled by arbitration in Oslo, Norway The arbitration proceedings shall be held in accordance with Chapter 32 of the Norwegian Civil Procedure Act.

               26. Termination by Tenant. Notwithstanding any other term of this Lease to the contrary, Tenant shall have the right to terminate this Lease at any time upon not less than twelve (12) months prior written notice thereof to Landlord. Upon any such termination, this Lease shall terminate and expire on the date specified in Tenant's notice as if the Term had expired by lapse of time.

               27. Indemnification. Tenant hereby agrees to indemnify and defend Landlord, its officers, directors and employees, against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses, collectively, a "Loss") for or on account of or arising from or in connection with or otherwise with respect to (i) any liability assumed by Tenant under this Lease and (ii) the conduct of the business of Tenant at the Leased Premises after the Commencement Date and any liability of Tenant incurred in connection therewith or relating thereto. Pursuant to the terms of this indemnity, the Landlord shall be indemnified by Tenant against Losses or claims of third parties arising from the liabilities and business activities of Tenant described in the preceding sentence and made against the Landlord's officers or directors and employees by reason of the fact that such Persons are officers or directors, and employees of the Landlord, except in cases of Landlord's own negligence or wilful misconduct, or instances of default under this Lease by Landlord. The termination of any claim, issue or matter with respect to Landlord by judgment or settlement shall not in itself create a presumption that the Landlord is not entitled to indemnity hereunder.

               28. Mortgage by Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord shall have the right to mortgage, pledge, assign or otherwise encumber (collectively, a "Mortgage") its interest in the Land provided that any such Mortgage shall be expressly and without qualification subordinate to this Lease and the rights of Tenant hereunder, such subordination to be evidenced by a written











          agreement in form reasonably satisfactory to Tenant executed by the party to whom such Mortgage is given.

               29. Partial Invalidity. In the event any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included hereunder.

               30. Parking Area. By lease agreement dated January 21, 1984, Landlord currently leases from Norges Spatsbaner certain real property consisting of approximately 4,823 square meters of land which is used as parking in connection with the Leased Premises (the "Parking Area"). A true and correct copy of the lease for the Parking Area (the "Parking Lease"), including all amendments and modifications thereto, if any, is attached hereto as Exhibit B. Landlord shall use all commercially reasonable efforts to obtain the consent required under the Parking Lease to permit Landlord to sublease the Parking Area to Tenant, and, if such consent is obtained, Landlord and Tenant shall enter into a sublease of the Parking Area on substantially the same terms and conditions as the Parking Lease and the rent payable under such sublease shall be the rent and other sums payable under the Parking Lease (the "Parking Sublease"). The Parking Sublease shall terminate on the first to occur of the termination of the Parking Lease and the termination of this Lease. Until such time a Landlord shall obtain the consent required for the Parking Sublease, Tenant shall be permitted to use the Parking Area on the same terms and conditions as are applicable to the Leased Premises pursuant hereto, subject to any additional restrictions or limitations as may be set forth in the Parking Lease and Tenant shall reimburse Landlord for all expenses incurred by Landlord under the Parking lease during such period promptly upon receipt of an invoice therefor from Landlord. Landlord hereby covenants and agrees with Tenant that Landlord shall take all actions reasonably necessary to perform its obligations as the tenant under the Parking Lease, including, without limitation the payment of rent thereunder; provided, however, that all costs and expenses incurred by Landlord in so doing, less the amount of rent payable by Tenant under the Parking Sublease, if any, shall be payable by Tenant as additional rent hereunder.


















               IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed as of the day and year first above written.

                                        LANDLORD:

                                        A.L INDUSTRIER AS


                                        By:    /s/ E.W. Sissener
                                         Title:  Managing Director


                                        TENANT:

                                        APOTHEKERNES LABORATORIUM AS


                                        By:    /s/ E.W. Sissener
                                         Title: Managing Director









































                                      EXHIBIT A


                    Estate no.  31, lot  no.  60 and  lot no.  161 in  Oslo
          municipality (in  Norwegian:   gnr. 31,  bnr.  60 og  161 i  Oslo
          kommune).